Exhibit 77(d)

                POLICIES WITH RESPECT TO SECURITIES INVESTMENTS

On April 2, 2002, the Board of Directors of the Registrant adopted, on behalf of the ING Small Company Fund and ING Technology Fund, and in accordance with the requirements of Rule 35d-1 of the Investment Company Act of 1940, an investment policy to invest at least 80% of each Fund's assets in the type of investment suggested by its name, and to give shareholders 60 days' prior notice before any change in the 80% investment policy is implemented.